Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Winning	Andrea Lashnits
Quovadx, Inc.	Quovadx, Inc.
720-554-1346	720-554-1246
rebecca.winning@quovadx.com	andrea.lashnits@quovadx.com
QUOVADX ANNOUNCES SETTLEMENT OF LEGACY SHAREHOLDER
LAWSUIT
Pending Final Approval by the Court, Special Situations Fund Plaintiffs Agree to Settle All Claims, with Prejudice, for $7.8 Million
GREENWOOD VILLAGE, CO, January 3, 2007 – Quovadx, Inc. (Nasdaq: QVDX) today announced that it has reached an agreement to settle for $7.8 million the last of three legacy lawsuits that arose from the Company’s 2004 restatement of historical financial results.
On December 26, 2006, the Company entered into a memorandum of understanding (“MOU”) with lead plaintiffs to settle claims brought in the class action originally entitled Henderson v. Quovadx, Inc. et al., filed on May 17, 2004. The suit, subsequently consolidated under the caption Special Situations Fund III, L.P. et al. v. Quovadx, Inc., is pending in federal court in the District of Colorado. Under the terms of the MOU, Quovadx will pay $7.8 million, by January 15, 2007, into a settlement fund established by the lead plaintiffs’ counsel in exchange for a release with prejudice of all claims that were or could have been asserted by the plaintiffs against the Company and the former individual defendants arising out of or relating to the acquisition of Quovadx common stock in connection with Quovadx’s December 2003 exchange offer for all outstanding shares of Rogue Wave Software, Inc. The lead plaintiffs’ attorneys’ fees and expenses, in amounts approved by the Court, as well as the cost of administering the settlement, will be paid from the settlement fund. The agreement is subject to, among other things, approval by the Court.
“I am very pleased that these lawsuits are now resolved, allowing us to focus fully on moving the company forward and achieving our stated objectives for 2007,” said Harvey A. Wagner, president and CEO.

Exhibit 99.1
The Company previously accrued $3.3 million dollars in the first quarter of 2006, or approximately $0.08 per share, as a preliminary estimate of the settlement amount. Based on the MOU, the Company expects to accrue an additional settlement expense of $4.5 million, or approximately $0.11 per share, in its fourth quarter 2006 results of operations.
Earlier this year, Quovadx reached agreements in two other legacy class-action lawsuits, In re Quovadx, Inc. Derivative Litigation (“the Derivative Suit”) and Heller v. Quovadx, Inc. et al., (“the Heller class action”). The Derivative Suit settlement is final. The Heller class action settlement has been paid and is pending final approval by the Court. Additional information on these three lawsuits is available in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 and Form 8-K filed on November 21, 2006.
Safe Harbor Statement
Certain forward-looking statements are included in this release, including statements relating to the expected settlement of two shareholder lawsuits, the Heller and Special Situations Fund class actions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations regarding future events and speak only as of the date of this release. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may impact the outcome of these settlement agreements include final approval of the agreements by the Court and acceptance of the settlement agreements by the class members.
About Quovadx
Quovadx (Nasdaq: QVDX) offers software and services for system development, extension, integration and analysis to enterprise customers worldwide. Quovadx has three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability and leverage existing technology, the CareScience division, which provides care management and analytical solutions to hospitals and health systems and the Rogue Wave Software division, which provides enterprise-class software and services for high-performance application development. Quovadx serves companies in the healthcare, financial services, telecommunication and public sectors. For more information, please visit http://www.quovadx.com.